UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	April 19, 2012

Net Element, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-51108	20-0715816
(State or other jurisdiction of incorporation)	(Commission (File Number)	(I.R.S. Employer Identification No.)

1450 S. Miami Avenue, Miami, FL	33130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(305) 507-8808

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 19, 2012, Net Element, Inc. (the “Company”) and Kenges Rakishev entered into a First Amendment, effective as of the 19th day of April, 2012 (the “Amendment”), to the Subscription Agreement by and between the Company and Kenges Rakishev, dated as of February 23, 2012.

Under the Subscription Agreement, the Company granted Mr. Rakishev the right to participate in any equity-based financing of the Company so long as Mr. Rakishev and his affiliates beneficially own greater than 5% of the Company’s common stock, as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder. Pursuant to the Amendment, such right to participate in any equity-based financing of the Company has been removed.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is attached hereto as Exhibit 10.1.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 23, 2012, Kenges Rakishev was appointed as a director of the Company by the Company’s Board of Directors to fill a vacancy on the Board of Directors created by an increase in the number of directors of the Company from 5 to 6 which was authorized by the Board of Directors. Mr. Rakishev was selected as a director upon the request of Mark Global Corporation pursuant to Section 3.1(a) of the Shareholder Rights Agreement, dated February 24, 2012 (the “Shareholder Rights Agreement”), among Mark Global Corporation, Kenges Rakishev, Mike Zoi, TGR Capital, LLC, MZ Capital LLC (Delaware), MZ Capital LLC (Florida), Enerfund, LLC and the Company. In accordance with Section 3.2 of the Shareholder Rights Agreement, Mr. Rakishev is expected to be named a member of any compensation committee, nominating committee and audit committee that the Board of Directors may establish. The Shareholder Rights Agreement became effective at 12:01 a.m. (New York time) on April 23, 2012, which was the first business day immediately following the date on which Mark Global Corporation, together with its affiliates, acquired beneficial ownership (as determined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of greater than 10% of the Company’s common stock as a result of Mark Global Corporation’s purchase on April 20, 2012 of 200,000,000 shares of common stock of the Company from one of the Company’s principal shareholders, TGR Capital, LLC, which is indirectly owned and controlled by the Company’s Chairman and Chief Executive Officer, Mike Zoi. Additional information regarding the Shareholder Rights Agreement may be found in the Form 8-K filed by the Company with the Securities and Exchange Commission on February 29, 2012, which information is incorporated herein by reference.

Pursuant to the Subscription Agreement described under Item 1.01, Mr. Rakishev purchased from the Company 13,333,334 newly issued shares of common stock of the Company for an aggregate purchase price of $2,000,000.10, or $0.15 per share. There have been no other transactions and there are no currently proposed transactions in which the Company was or is to be a participant and in which Mr. Rakishev had or will have a direct or indirect material interest that requires disclosure pursuant to Item 404(a) of Regulation S-K. Other than the Shareholder Rights Agreement, there is no plan, contract or arrangement to which Mr. Rakishev is a party or in which he participates that was or will be entered into, or any amendment to such a plan, contract or arrangement, in connection with Mr. Rakishev’s appointment as a director of the Company and there was and will be no grant or award to Mr. Rakishev, or modification thereto, under any such plan, contract or arrangement in connection with his appointment as a director of the Company.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On April 24, 2012, the Board of Directors of the Company approved amendments to the Company’s Bylaws, effective immediately, in connection with the appointment of Kenges Rakishev as a director of the Company. The amendments provide that: (i) the Board of Directors shall consist of not less than one and not more than nine members, the exact number thereof to be determined from time to time by resolution of the Board of Directors; and (ii) indemnification of directors and officers by the Company is mandatory, rather than permissive. The first amendment described above was adopted to clarify that the exact number of directors serving at any particular time is determined by resolution of the Board of Directors. With respect to the second amendment described above, the Company’s Bylaws previously provided that indemnification of directors and officers was permissive, rather than mandatory.

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The foregoing description of amendments to the Company’s Bylaws is qualified in its entirety by reference to the complete text of the Bylaws, as amended and restated, a copy of which is attached hereto as Exhibit 3.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
3.1	Bylaws of Net Element, Inc., as amended and restated on April 24, 2012
10.1	First Amendment, effective as of the 19th day of April, 2012, to the Subscription Agreement by and between Net Element, Inc., a Delaware corporation, and Kenges Rakishev, dated as of February 23, 2012

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NET ELEMENT, INC.

Date: April 25, 2012	By:	/s/ Jonathan New
	Name:	Jonathan New
	Title:	Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description
3.1	Bylaws of Net Element, Inc., as amended and restated on April 24, 2012

10.1	First Amendment, effective as of the 19th day of April, 2012, to the Subscription Agreement by and between Net Element, Inc., a Delaware corporation, and Kenges Rakishev, dated as of February 23, 2012